CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 22, 2003, relating to the financial statements and financial highlights of DB Hedge Strategies Fund LLC at March 31, 2003. We also consent to the references to us under the headings "Financial Highlights", "Independent Auditors" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York City, New York
July 18, 2003